Exhibit 10.2

Gaming & Leisure Properties, Inc.
845 Berkshire Blvd.
Wyomissing, PA 19610

April 13, 2021

Bally’s Corporation
100 Westminster Street
Providence, Rhode Island 02903

Ladies and Gentlemen:

This agreement sets forth the irrevocable commitment of Gaming & Leisure Properties, Inc. (“GLPI”) to make an equity contribution in Bally’s Corporation (“Bally’s”) on the terms set forth herein and subject solely to the conditions Section 3 hereof.

Substantially simultaneously herewith, Bally’s is announcing, in accordance with Rule 2.7 of the United Kingdom (“UK”) City Code on Takeovers and Mergers (the “Rule 2.7 Announcement”), an offer to acquire (the “Combination”) the entire issued and to be issued ordinary share capital of Gamesys Group plc (“Gamesys”). The Combination is intended to be implemented by a court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006, but could be implemented through another form of transaction. In connection with the Combination, Bally’s subsidiaries Premier Entertainment Parent, LLC, as Parent, and Premier Entertainment Sub, LLC, as Borrower (“Bidco”), have entered into a (1) a Senior Secured 364-Day Bridge Facility Commitment Letter dated the date hereof (the “Bridge Commitment Letter and the commitments there, the “Bridge Commitment”) with Deutsche Bank AG, London Branch (“Deutsche Bank”) and other lenders as Initial Lenders thereunder and (2) an Interim Facilities Agreement (the “IFA”) with Deutsche Bank and other lenders arranged by Deutsche Bank and such other lenders as arrangers and Original Interim Lenders thereunder, with Deutsche Bank as Interim Facility Agent and Interim Security Agent (the “Bridge Commitment” and together with the IFA, the “Debt Financing” and the definitive documentation relating there to, the “Debt Financing Documents”). Initial capitalized terms used but not defined herein have the meanings given to them in the Debt Financing Documents.

1.            Commitment. GLPI hereby irrevocably commits (the “Commitment”), on the terms and subject solely to the conditions set forth in Section 3 hereof, to make an equity contribution to Bally’s for cash in an aggregate amount as specified by Bally’s as herein provided (but in no event more than the Committed Equity Amount (the “Specified Amount”)) at least three Business Days prior to the Funding Date (such amount, the “Committed Equity Amount”); provided, that Bally’s will have the right, if Bally’s deems it necessary to allow it to timely satisfy the repayment of the Existing Facilities on the Funding Date, to request and receive the Specified Amount more than three Business Days prior to the Funding Date but in all events upon three Business Days’ notice to GLPI. Bally’s will use the proceeds thereof to fund a portion of the aggregate cash consideration, acquisition costs and fees and expenses incurred by Bally’s and its affiliated entities related to the Combination or to refinance Gamesys debt and/or refinance the Existing Facilities (“Deal Costs”). GLPI will not, under any circumstances, be obligated to invest more than $500 million (the “Committed Equity Amount”); provided, however, that the Committed Equity Amount will be reduced dollar-for-dollar to the extent any equity capital raised by Bally’s prior to the Funding Date exceeds $850 million. GLPI may effect the transactions contemplated by this Section 1 through one or more wholly owned subsidiaries designated by it, but no such action will reduce the amount of the Commitment or otherwise affect the obligations of GLPI or rights of Bally’s under this agreement. In the event (and only to the extent) that Bally’s does not request the funding of the entire Committed Equity Amount, the amount to be funded under this agreement may be reduced by Bally’s to an amount that Bally’s determines it requires to pay Deal Costs.

2.            Calculation of Share Issuance. (a) Other than to the extent GLPI has elected an alternative contribution structure as specified in Section 4 below, upon payment of the Specified Amount, Bally’s will issue to GLPI or its wholly owned subsidiary the number of Common Shares equal to the Specified Amount divided by the volume-weighted average price per share of the Common Shares on the New York Stock Exchange for the 20 consecutive trading days ending on the trading day immediately preceding the date of notice from Bally’s under Section 1 hereof (as equitably adjusted to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Common Shares during such five trading day period) (such price, the “VWAP Price”).

(b)          Notwithstanding any other provision hereof, in the event and to the extent that GLPI would beneficially own Common Shares equal to or greater than 4.99% of the outstanding Common Shares (“Excess Shares”), such Excess Shares will not be issued pursuant to Section 2.1(a) and, in lieu thereof, Bally’s will issue a warrant granting GLPI or its wholly owned subsidiary (as applicable) the right to acquire such Excess Shares, or require that they be transferred to a wholly owned subsidiary, in the form substantially identical to the form of warrant filed by Bally’s with the Securities and Exchange Commission as Exhibit 4.6 to its 2020 Annual Report on Form 10-K, the exercise of which will be subject only to written notice by GLPI or its designee and the provision of evidence reasonably satisfactory to Bally’s that such Excess Shares may be issued upon such exercise in accordance with applicable law and the gaming regulatory restrictions contained in Bally’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

(c)          GLPI anticipates that it will have to borrow under its revolving bank credit facilities up to 100% of the Committed Equity Amount. In such event and to such extent, following the issuance of Common Shares provided in Section 2(a) hereof (the “Closing”), Bally’s will reimburse GLPI for GLPI’s out-of-pocket cash interest paid on such borrowings for up to 18 months after funding or, if earlier, the closing date of any SLB Transaction (such interest, “Revolver Interest”). Such reimbursements will be made within 20 Business Days of the presentment of evidence of payment for the relevant period not more frequently than monthly. It is understood and agreed that the ability of GLPI to make any such borrowing under its revolving bank credit facilities will not be a condition to GLPI’s Commitment and its failure or in ability to borrower will not relieve it of its obligations to fund any portion of the Commitment hereunder.

3.            Conditions. The obligations of GLPI set forth in Sections 1 and 2 hereof will be subject solely to the occurrence of the Funding Date.

4.            Alternative Contribution Election. Notwithstanding the terms of Sections 1 and 2 hereof, upon receipt by GLPI of a notice from Bally’s advising of a Specified Amount to be funded by GLPI on or prior to the Funding Date, GLPI may elect at its sole discretion to fund the Specified Amount in the form of either:

(a)          Prepaid SLB Transaction(s), pursuant to which the Specified Amount, rather than being used to acquire equity in Bally’s, will be paid as an advance deposit of the purchase price payable by GLPI in connection with prepaid sale-leaseback transaction(s) (“SLB Transactions”) among GLPI, Bally’s and their respective affiliates with respect to one or more “Designated Properties” (which include Bally’s Biloxi, Kansas City, Black Hawk, Atlantic City and Rock Island (if then owned by Bally’s) casinos, and such other properties (if any) to which the parties agree). Upon such election by GLPI, the documentation for any SLB Transaction will be on terms and conditions as are customary and reasonable for transactions of this nature, size and scope, with such modifications as agreed by the parties, each acting reasonably, to account for the particular circumstances of the transaction. Unless otherwise agreed by the parties, (i) the rent payable by Bally’s under each SLB Transaction will be 50% the applicable Designated Property’s trailing 12-month Consolidated EBITDA, as adjusted by Bally’s forecasts of Consolidated EBITDA for the next full calendar year following the date of signing of the definitive SLB Transaction documents as may be agreed between the parties, each acting reasonably, and other adjustments (if any) as agreed by the parties, and (ii) the real estate purchase price payable by GLPI in each SLB Transaction will be 12.5X the rent payable by Bally’s per clause (i) above. As applicable, Consolidated EBITDA for a Designated Property will be calculated in accordance with the definition thereof in the Existing Parent Credit Agreement or, if the Existing Parent Credit Agreement is replaced or refinanced, as set forth in the documentation relating to such replacement or refinanced credit agreement. Upon closing of any SLB Transaction(s), such Designated Property(ies) will be added to the existing GLPI-Bally’s master lease. In the event GLPI makes an election under this Section 4(a), the parties agree that the real estate purchase price payable by GLPI at the time of closing of any SLB Transaction as described above will be reduced by an amount equal to 3.75% per annum of the Specified Amount, pro-rated for partial periods, to reflect the interim funding costs of GLPI but only to the extent that Bally’s had not reimbursed GLPI for Revolver Interest under Section 2(c) hereof; or

(b)          Subordinated Secured Loans, pursuant to which the Specified Amount, rather than being used to acquire equity in Bally’s, will be funded by GLPI to Bally’s in the form of one or more interest-bearing loan instruments that will be secured by Bally’s real estate assets on a subordinated basis and otherwise on customary market terms as are reasonably agreed between GLPI and Bally’s, each acting reasonably; provided that an election by GLPI under this subclause (b) may only be made to the extent the incurrence of such indebtedness would then be permitted on a pro forma basis by (i) the terms and conditions of the Existing Parent Credit Agreement or, if the Existing Parent Credit Agreement is replaced or refinanced, as set forth in the documentation relating to such replacement or refinancing, (ii) Bally’s Rhode Island regulatory agreement, and (iii) the rules and regulations of any gaming authorities then applicable to Bally’s.

5.            Conversion. To the extent GLPI has not elected or was unable to elect an alternative contribution structure as specified in Section 4 above, at GLPI’s written request after the Funding Date, as promptly as reasonably practicable but in no event more than 10 Business Days after such request, Bally’s and GLPI will meet to discuss implementing one or more potential SLB Transactions on the terms described in Section 4(a) above. Upon closing of such SLB Transaction(s), in lieu of payment of the real estate purchase price by GLPI in connection therewith, a number of Common Shares issued under Section 2(a) hereof, valued at the same VWAP Price, will be transferred by GLPI to Bally’s or its designee and such real estate purchase price will be reduced accordingly.

6.            Additional Transactions.  If Bally’s and GLPI enter into an agreement for a sale-leaseback of any other Bally’s casino between the date hereof and the closing of an SLB Transaction but such sale-leaseback has not closed before the closing of the SLB Transaction, such other casino may, upon notice given by Bally’s not less than ten Business Days before the closing of the SLB Transaction, become a Designated Property.

7.            Representations. (a) GLPI hereby represents and warrants to Bally’s as of the date hereof and as of the Funding Date that (1) it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, (2) it has all requisite corporate power and authority to execute, deliver and perform this agreement and the execution, delivery and performance of this agreement have been duly and validly authorized by all necessary action under, and do not contravene any provision of GLPI’s organizational documents or any applicable law or contractual restriction binding on GLPI or its assets, (3) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body or any other Person necessary for the due execution, delivery and performance of this agreement by GLPI have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body or any other Person is required in connection with the execution, delivery or performance of this agreement, (4) this agreement constitutes a legal, valid and binding obligation of GLPI enforceable against GLPI in accordance with its terms, except as may be limited by bankruptcy laws or other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, (5) it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, able to bear the economic risks of an investment in the Common Shares and, is able to afford a complete loss of such investment, (6) it has had the opportunity to review Bally’s public disclosures (including the risk factors related to an investment in the Common Shares) and has been furnished with all materials relating to the business, finances and operations of Bally’s sufficient in its view to enable it to evaluate its investment, (7) it understands that the Common Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that Bally’s is relying in part upon the truth and accuracy of GLPI’s representations set forth herein, and (8) it understands that the Common Shares will bear a restrictive legend indicating that the shares transfer of the shares are subject to restrictions.

(b)          Bally’s hereby represents and warrants to GLPI as of the date hereof and as of the Funding Date that (1) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (2) it has all requisite corporate power and authority to execute, deliver and perform this agreement and the execution, delivery and performance of this agreement have been duly and validly authorized by all necessary action under, and do not contravene any provision of Bally’s organizational documents or any applicable law or contractual restriction binding on Bally’s or its assets, (3) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body or any other Person necessary for the due execution, delivery and performance of this agreement by Bally’s have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Body or any other Person is required in connection with the execution, delivery or performance of this agreement, (4) this agreement constitutes a legal, valid and binding obligation of Bally’s enforceable against Bally’s in accordance with its terms, except as may be limited by bankruptcy laws or other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies, and (5) it agrees to use the proceeds of the Commitment, together with the proceeds of the Debt Financing, to consummate the Combination.

8.            Public Disclosure. GLPI acknowledges and agrees with Bally’s that the contents of this agreement will be subject to public disclosure in connection with the Rule 2.7 Announcement and other public disclosures required to be made by Bally’s in the United Kingdom and the US without any further consent from GLPI.

9.            Termination. This agreement and the obligation of GLPI to fund the Commitment will terminate without further action upon the earlier to occur of the Funding Date (at which time the obligation will be fulfilled) and end of the Certain Funds Period. Prior to such date, Bally’s will have the right to terminate in whole or reduce in part the Committed Equity Amount upon written notice to GLPI.

10.          Fees and Expenses. Each party will bear all costs and expenses incurred by it in connection with the matters contemplated by this agreement except that if Bally’s brings any legal proceeding to enforce any provision of this agreement, then in addition to any other remedies available to the prevailing party in such legal proceeding, the non-prevailing party in such proceeding will reimburse the prevailing party for any and all reasonable costs and expenses (including attorneys’ fees) incurred by the prevailing party in connection with such proceeding.

11.         Specific Performance. GLPI agrees that Bally’s could suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy in the event that GLPI does not perform its obligations under the provisions of this agreement accordance with its specified terms. GLPI acknowledges and agrees that (a) this agreement may be specifically enforced, without proof of damages and (b) such rights of specific performance are an integral part of the Combination contemplated by the Rule 2.7 Announcement, the Debt Financing and this agreement and without such rights, Bally’s would not have issued the Rule 2.7 Announcement. GLPI agrees that it will not oppose the granting of specific performance of this agreement on the basis that Bally’s has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. GLPI acknowledges and agrees that, if Bally’s seeks to enforce specifically the terms and provisions of this agreement, then Bally’s will not be required to provide any bond or other security in connection with any such order or injunction.

12.          Entire Agreement; Counterparts; Exchanges by Electronic Delivery. This agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This agreement may be executed in the form of one or more counterparts in like form, each of which will be deemed to be an original when taken together and will constitute one and the same document. Delivery of an executed signature page to this agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this agreement.

13.          Governing law; Jurisdiction and Venue; WAIVER OF JURY TRIAL. (a) This agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law), and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to it (including any contractual or non-contractual obligation arising from or connected with it and any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this agreement or as an inducement to enter into this agreement) will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles that would require or permit the application of the laws of another jurisdiction; provided, that (1) the laws of England and Wales will govern in determining whether the Combination has been consummated in accordance with the terms of the Acquisition Documents (as defined in the IFA) and any claim or disputes arising out of any interpretation or determination or any aspect thereof (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction), and (2) subject to the foregoing clause (1), the laws of the State of New York or the laws of England and Wales, as applicable, will govern in connection with any term or provision that is referenced herein relating to the Debt Financing Documents and any claim or disputes arising out of any interpretation or determination or any aspect thereof (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction).

(b)          The parties hereto hereby submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the federal courts of the United States located in the State of Delaware, in each case, in respect of the interpretation and enforcement of the provisions of this agreement and any dispute or controversy related to the transactions contemplated hereby and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this agreement or any dispute or controversy related to the transactions contemplated hereby, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

(c)          Each party hereto acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues and, therefore, each such party hereto irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each party hereto certifies and acknowledges that (1) no other party hereto has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (2) such party has considered the implications of this waiver, (3) such party makes this waiver voluntarily, and (4) such party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 11(c).

14.          Amendment; Waiver. No variation, amendment, supplement, deletion or replacement of or from this agreement or any of its terms will be effective unless made in writing and signed by or on behalf of each the parties hereto. No delay or omission on the part of any party to this agreement in exercising any right, power or remedy provided under this agreement will impair such right, power or remedy or operate as a waiver of such right, power or remedy. No waiver of any of the provisions of this agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party hereto making the waiver.

15.          No Third-Party Beneficiaries; No Assignment. This agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. Except as set forth in Section 1, no party to this agreement may assign any of its rights or delegate any of its obligations under this agreement, by operation of law or otherwise, without the prior written consent of the other party hereto, except that, without the prior written consent of Bally’s, GLPI may delegate its obligations under this agreement to one or more of its affiliates that agree in writing to assume all of GLPI’s obligations under this agreement, it being understood that any such delegation (a) will not relieve GLPI of any of its obligations hereunder and (b) may only take place if it would not be reasonably expected to prevent, impede or delay the consummation of the Combination contemplated by the Rule 2.7 Announcement. Except as set forth in or contemplated by this Section 12, nothing in this agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their respective successors, legal representatives and permitted assigns (all of whom are intended third-party beneficiaries hereof), any rights or remedies under or by reason of this agreement.

16.         Headings. The bold-faced headings set forth in this agreement are for convenience of reference only and will not affect or be utilized in construing or interpreting this agreement.

17.         Severability. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SIGNED on the date first above written.

GAMING & LEISURE PROPERTIES, INC.

By:	/s/ Steven Ladany
Name: Steven Ladany
Title: SVP, Chief Development Officer

BALLY’S CORPORATION

By:	/s/ Stephen H. Capp
Name: Stephen H. Capp
Title: Executive Vice President and Chief Financial Officer